Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP ONE MANHATTAN WEST NEW YORK, NY 10001 _________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com June 24, 2021	FIRM/AFFILIATE
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Flagstar Bancorp, Inc. 5151 Corporate Drive Troy, Michigan 48098

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Flagstar Bancorp, Inc., a Michigan corporation (the “Company”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 24, 2021, by and among New York Community Bancorp, Inc., a Delaware corporation (“Parent”), 615 Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (the “Merger Sub,” and together with Parent, the “NYCB Parties”), and the Company, pursuant to which at the effective time (the “Effective Time”) Merger Sub will merge with and into the Company, with the Company surviving (the “First-Step Merger”) and as soon as reasonably practicable following the First-Step Merger, the Company will merge with and into Parent, with Parent surviving (the “Second-Step Merger,” and, together with the First-Step Merger, the “Integrated Mergers”). In connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on June 11, 2021 (File No. 333-257045), as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Integrated Merger.

In preparing our Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Merger Agreement and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by Parent and the Company, including those set forth in letters dated as of the date hereof from an officer of each of Parent

Flagstar Bancorp, Inc.

June 24, 2021

and the Company (the “Officer’s Certificates”). For purposes of rendering our Opinion, we have assumed that such statements and representations are and will continue to be accurate and complete without regard to any qualification as to knowledge, belief, intent or otherwise. We have assumed that the Officer’s Certificates will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 7.3(c) of the Merger Agreement, each as of the Effective Time. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by Parent and the Company, including those set forth in the Officer’s Certificates. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Officer’s Certificates, the Registration Statement, or in any other document. We have also assumed that the Integrated Mergers will be consummated in the manner contemplated by the Registration Statement and the Merger Agreement and that none of the terms or conditions contained therein will be waived or modified.

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and to perform all obligations thereunder.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist on the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in any of the authorities upon which our Opinion is based or any material change in the documents referred to above could affect our conclusion herein. There can be no assurance, moreover, that our Opinion will be accepted by the IRS or, if challenged, by a court.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that, under current law, the Integrated Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Flagstar Bancorp, Inc.

June 24, 2021

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or foreign, of the transactions described in the Registration Statement or any transaction related thereto. Our Opinion has been prepared in connection with the Integrated Mergers and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. Our Opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. Our Opinion is expressed as of the date hereof, and we disclaim any obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

We consent to the use of our name in the Registration Statement and to the filing of our Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP